Exhibit 99.4

Richard N. Altice President and General Manager Technical Specialties Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141, USA Tel: +1.314.674.1203 Fax: +1.314.674.1505 www.solutia.com

January 30, 2012

Dear Customer:

I am writing to personally inform you that Solutia has agreed to be acquired by Eastman Chemical Company (“Eastman”).

Solutia and Eastman are an excellent strategic match. Both companies are known for investment in high-growth markets worldwide and the highest levels of customer support and service in our industry. Culturally, we share a deep and abiding commitment to operational excellence, developing products that respond directly to market demand, and delivering value to all our stakeholders.

When the transaction is completed, the industry will have a new, stronger and more competitive player with unparalleled technical expertise. Solutia and Eastman will create a company with the financial strength, diversified product portfolio, and geographic footprint to continue our history of product innovation to meet our customers’ evolving needs. Our customers around the world are demanding premium specialty chemicals that enhance safety, security, and quality of life – and those are exactly the kinds of products that we will continue to deliver.

The transaction is expected to close around the end of the second quarter, and we are working to ensure a seamless transition for our customers and stakeholders.

We remain committed to providing the very best products, as well as customer and technical service, and we look forward to keeping in touch with you about this exciting new development. Thank you for your continued support.

Sincerely,

Richard N. Altice

President and General Manager

Technical Specialties

Additional Information about the Merger and Where to Find It

Eastman will file with the SEC a registration statement on Form S-4 that will include a proxy statement of Solutia and a prospectus of Eastman relating to the merger. Investors and stockholders of Solutia and Eastman are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the merger. These documents (and all other materials filed by Solutia or Eastman with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. The final proxy statement/prospectus will be mailed to stockholders of Solutia when it becomes available. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger because they will contain important information about the merger and the parties to the merger.

Participants in the Merger Solicitation

Solutia, Eastman and certain of their directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Solutia’s stockholders in connection with the merger. Information regarding Eastman’s directors and executive officers is available in Eastman’s proxy statement filed with the SEC on March 24, 2011 in connection with its 2011 annual meeting of stockholders, and information regarding Solutia’s directors and executive officers is available in Solutia’s proxy statement filed with the SEC on March 4, 2011 in connection with its 2011 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available.